Press Release

Contact:	Paul R. Streiber	FOR RELEASE
	Investor Relations	November 30, 2004
	(214) 303-2702	12:30 PM CT
paul.streiber@radiologix.com

RADIOLOGIX NAMES SAMI S. ABBASI PRESIDENT AND CEO

Built Depth and Breadth of Experience as a Founder, CFO and COO of Radiologix

DALLAS, Nov. 30 — Radiologix, Inc. (Amex: RGX) announced today that Executive Vice President and Chief Operating Officer, Sami S. Abbasi, has been named President and Chief Executive Officer effective immediately. Mr. Abbasi will also be appointed to the Radiologix Board of Directors.

An original member of Radiologix’s executive team, Mr. Abbasi served as Senior Vice President and Chief Financial Officer from the company’s founding in 1996 through December 1999, leading Radiologix through its successful startup and initial public offering. He rejoined the company in December 2000 as Executive Vice President and Chief Financial Officer, and was an essential driver in developing and implementing an improved financial structure for the company. Mr. Abbasi was appointed Executive Vice President and Chief Operating Officer in October 2003 and has played an integral role in leading Radiologix’s improving operational and financial performance over the last year.

“Sami has played a critical and unique role in the evolution of Radiologix. He possesses a thorough knowledge of our marketplace and understanding of our key drivers for success. Most importantly, Sami has the respect and trust of our many stakeholders,” said Radiologix Chairman, Marvin S. Cadwell. “The Board of Directors and I have great confidence in Sami’s ability to lead the company, and are looking forward to working with him in developing growth strategies for Radiologix.”

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Radiologix Names Sami S. Abbasi President and CEO

November 30, 2004

“I am grateful to have the opportunity to lead a company that I helped start, whose mission and core values I strongly believe in, and at which I have worked for much of my professional career. I’m excited about our future and the prospect of working with our 2,200 dedicated employees and affiliated radiologists across the country to ensure that we are providing outstanding diagnostic expertise and service to referring physicians and responsive and compassionate care to patients,” Mr. Abbasi said. “We will continue to concentrate on how to improve Radiologix’s performance, and build on the positive momentum that we have started to experience this year, while we thoughtfully and deliberately develop and explore strategies for future growth.”

About Radiologix

Radiologix (http://www.radiologix.com) is a leading national provider of diagnostic imaging services, owning and operating multi-modality diagnostic imaging centers that use advanced imaging technologies such as positron emission tomography (“PET”), magnetic resonance imaging (“MRI”), computed tomography (“CT”) and nuclear medicine, as well as x-ray, general radiography, mammography, ultrasound and fluoroscopy. The diagnostic images created, and the radiology reports based on these images, enable more accurate diagnosis and more efficient management of illness for ordering physicians. Radiologix owned or operated 88 diagnostic imaging centers located in 13 states as of September 30, 2004.

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